Exhibit 99.1

Press Contact

Mark Plungy

Director, Public Relations

+1 (650) 424-5630
mark.plungy@varian.com

Investor Relations Contact

J. Michael Bruff

Senior Vice President, Investor Relations

+1 (650) 424-5163
investors@varian.com

VARIAN APPOINTS NEW DIVISION PRESIDENTS

Veteran Varian Leaders Kolleen T. Kennedy and Chris Toth Step into New Roles

PALO ALTO, Calif., October 3, 2018—Varian (NYSE: VAR), today announced it has appointed Kolleen T. Kennedy, formerly president of Varian Oncology Systems (VOS) to a new role as president of Proton Solutions, the division formerly known as Particle Therapy, and chief growth officer. Chris Toth, formerly president of Global Commercial & Field Operations, will succeed Kennedy as the new president of VOS. Both executives will report directly to Dow Wilson, Varian’s president and chief executive officer and both changes are effective immediately.

Kennedy, a 21-year veteran of Varian, most recently served as president of VOS where she was responsible for running the Company’s most profitable operating group, composed of more than 5,000 employees worldwide. Under Kennedy’s leadership, VOS total revenues grew by a 4 percent compounded annual growth rate, and she served as the key architect in transforming the organization into geographic structures—establishing a global footprint that enabled emerging markets revenue to grow by 15 percent. In her new role, Kennedy will be responsible for growing Varian Proton Solution’s offerings as well as overseeing the Company’s Acquisition Integration Office, Strategic Program Management organization and Customer Experience initiatives.

“As president of VOS for the past 7 years, Kolleen has successfully expanded our brand portfolio, integrated 15 acquisitions and improved execution across all geographies in which we operate,” said Dow Wilson. “Kolleen has been a consummate leader with a proven track record of producing solid top-line growth while developing people and inspiring teams. I could not be more excited about her appointment to this critical role as we move to our next phase of growth.”

Toth, a 19-year Varian veteran, has held many cross-functional roles during his tenure and was most recently president, Global Commercial & Field Operations, where he was responsible for global sales strategy and execution for both VOS and Varian Proton Solutions. Under his leadership, orders grew 10 percent in FY17, the results of which will benefit millions of cancer patients for years to come. Previously, Toth served as president of the Americas region where he helped expand Varian’s market share by 8 percent in the Company’s largest global market—driven by a relentless focus on developing local teams skilled in delivering valuable customer services and differentiated solutions. Toth’s achievements helped drive solid top- and bottom-line growth and expanded Varian’s leading market share position.

“For nearly two decades, Chris has built an impressive track record of strategic, operational and commercial accomplishments,” said Dow Wilson. “His strategic thinking, proven ability to deliver results and tremendous passion to create a world without fear of cancer makes him the right leader to help us continue to execute the strategic priorities of the VOS business and drive sustainable growth.”

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About Varian
Varian is a leader in developing and delivering cancer care solutions and is focused on creating a world without fear of cancer. Headquartered in Palo Alto, California, Varian employs approximately 7,000 people around the world. For more information, visit http://www.varian.com and follow @VarianMedSys on Twitter.